[LETTERHEAD OF DECHERT PRICE & RHOADS]

                                 April 25, 2000

Northstar Galaxy Trust
40 North Central Avenue
Suite 1200
Phoenix, AZ  85004

Dear Ladies and Gentlemen:

     This opinion is given in connection with the filing by Northstar Galaxy Trust (to be renamed Pilgrim Variable Products Trust), a Massachusetts business trust (the "Trust"), of Post-Effective Amendment No. 17 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933, as amended and Amendment No. 18 under the Investment Company Act of 1940, as amended, relating to an indefinite amount of authorized shares of beneficial interest of the separate series of the Trust -- the Pilgrim VP MagnaCap Portfolio, Pilgrim VP Growth Opportunities Portfolio, and Pilgrim VP MidCap Opportunities Portfolio (the "Portfolios"). The authorized shares of beneficial interest of the Portfolios are hereinafter referred to as the "Shares."

     We have examined the following Trust documents: the Declaration of Trust and each amendment thereto; the By-Laws; Post-Effective Amendment No. 16 to the Trust's Registration Statement on Form N-1A filed on April 11, 2000; Post-Effective Amendment No. 15 to the Trust's Registration Statement on Form N-1A filed on January 28, 2000; pertinent provisions of the laws of the Commonwealth of Massachusetts; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

     Based on such examination, we are of the opinion that:

     1. The Trust is a Massachusetts business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and
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     2.   The Shares to be offered  for sale by the  Trust,  when  issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable by the Trust.

     This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.

                                Very truly yours,

                                /s/ Dechert Price & Rhoads